Exhibit (h)(8)(iii)
Exhibit A
Schedule to Administration Agreement
as of December 11, 2013

Fee Rate
Classes A, C, D and R
Fund	Total
AllianzGI Retirement 2015 Fund	0.30%
AllianzGI Retirement 2020 Fund	0.30%
AllianzGI Retirement 2025 Fund	0.30%
AllianzGI Retirement 2030 Fund	0.30%
AllianzGI Retirement 2035 Fund	0.30%
AllianzGI Retirement 2040 Fund	0.30%
AllianzGI Retirement 2045 Fund	0.30%
AllianzGI Retirement 2050 Fund	0.30%
AllianzGI Retirement 2055 Fund	0.30%
AllianzGI Retirement Income Fund	0.30%
Not all Funds offer each share class listed above.

	Fee Rate
	Administrative and
	Class P	Class R6
Fund	Total	Total
AllianzGI Retirement 2015 Fund	0.15%	0.05%
AllianzGI Retirement 2020 Fund	0.15%	0.05%
AllianzGI Retirement 2025 Fund	0.15%	0.05%
AllianzGI Retirement 2030 Fund	0.15%	0.05%
AllianzGI Retirement 2035 Fund	0.15%	0.05%
AllianzGI Retirement 2040 Fund	0.15%	0.05%
AllianzGI Retirement 2045 Fund	0.15%	0.05%
AllianzGI Retirement 2050 Fund	0.15%	0.05%
AllianzGI Retirement 2055 Fund	0.15%	0.05%
AllianzGI Retirement Income Fund	0.15%	0.05%
[Signature page follows.]

A-1

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Administration Agreement to be executed by their officers designated below on the day and year first above written.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

[Signature Page – Schedule to Administration Agreement]